Exhibit 10.32

SIXTH ADDENDUM

TO

CREDIT AGREEMENT

This Sixth Addendum to Credit Agreement (“Sixth Addendum”) is made this 6th day of June, 2011, between Wells Fargo Bank, National Association (“Bank”) and Cancer Genetics, Inc. (“Borrower”).

RECITALS:

A.	The Bank and the Borrower entered into a Credit Agreement, dated April 29, 2008 (the “Credit Agreement”), as amended by a First Addendum to Credit Agreement dated July 7, 2008; a Second Addendum to Credit Agreement dated March 30, 2009; a Third Addendum to Credit Agreement dated July 2, 2009; a Fourth Addendum to Credit Agreement dated October 21, 2009, and a Fifth Addendum to Credit Agreement dated July 29, 2010. Borrowings under the Credit Agreement are currently evidenced by a $6,000,000.00 revolving line of credit note, dated October 21, 2009 (“Existing Revolving Note”), as amended.

B.	As of June 6, 2011, there is owed on the Existing Revolving Note the principal amount of Six Million Dollars ($6,000,000.00) plus accrued, unpaid interest.

C.	The Borrower has requested that the Bank extend the Line Availability Period to July 31, 2012.

D.	The Bank and the Borrower wish to amend the Credit Agreement pursuant to the terms of this Sixth Addendum.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein it is agreed:

1.	All terms not otherwise defined in this Sixth Addendum shall have the meaning given to such term in the Credit Agreement, as amended. The recital paragraphs are hereby incorporated as though fully set forth in this Sixth Addendum.

2.	Notwithstanding the execution of the Credit Agreement or any addendum thereto, or the delivery of all documents in furtherance thereof, the obligation of the Bank to make any advance on the Line and this Sixth Addendum becoming effective shall be subject to the timely satisfaction of the following conditions precedent:

a)	No event of default or event which will mature into an event of default, shall have occurred and be continuing.

b)	The representations and warranties of the Borrower contained in the Documents shall be true and correct as of the date of any advance on the Line.

c)	The Borrower shall have delivered to the Bank copies, duly certified as of the date of this Sixth Addendum by the Borrower’s secretary of (i) the resolutions of Borrower’s board of directors authorizing the execution and delivery of this Sixth Addendum and the Documents required by this Sixth Addendum, (ii) all documents evidencing other necessary Borrower action, and (iii) all approvals or consents required, if any, with respect to the Documents.

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d)	The Borrower shall have delivered to the Bank a certificate of its secretary certifying the name(s) of the person(s) authorized to sign this Sixth Addendum and the Documents, and all other documents and certificates of the Borrower to be delivered hereunder, together with the true signatures of such person(s).

e)	The Borrower shall have delivered the Documents and the agreements listed below, each of which shall be in a form and content satisfactory to the Bank, executed by the parties specified therein, and all other documents, certificates, opinions and statements requested by the Bank:

i.	This Sixth Addendum; and

ii.	The revolving note attached hereto as Exhibit “A” (“New Revolving Note”) which shall evidence the Borrower’s obligation to repay advances made under the Line. Upon this Sixth Addendum becoming effective, the New Revolving Note will replace, but not be deemed to satisfy, the Existing Revolving Note.

f)	The Bank shall have received from John Pappajohn the (i) Consent to Sixth Addendum to Credit Agreement and Ratification of Guaranty attached hereto as Exhibit “B,” and (ii) the guaranty attached to the Pappajohn Consent as Exhibit “1” (“Pappajohn Guaranty”).

g)	The Borrower shall have reimbursed the Bank for all expenses incurred by it in connection with this Sixth Addendum, including but not limited to, attorney’s fees.

3.	Section 1.2 (Line Availability Period) of the Credit Agreement is hereby deleted and the following new Section 1.2 is substituted in lieu thereof:

1.2 Line Availability Period. The “Line Availability Period” will mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is earlier, through and including the earlier of July 31, 2012 (the “Line Expiration Date”).

4.	The Borrower does hereby release and forever discharge Wells Fargo Bank, National Association, Wells Fargo & Company, and their respective affiliates and their officers, directors, attorneys, agents, employees, successors and assigns from all causes of action, suits, claims and demands of every kind and character, liquidated or unliquidated, fixed, contingent, direct or indirect without limit, including any action in law or equity, which the Borrower now has or may ever have had against them, if the circumstances giving rise to such causes of action, suits, claims and demands arose prior to the date of this Sixth Addendum.

5.	Except as modified by this Sixth Addendum, all the terms and conditions of the Credit Agreement, as amended, shall remain in full force and effect.

6.	This Sixth Addendum may be executed in one or more identical counterparts, which, when executed by all parties, shall constitute one and the same agreement.

7.	The Credit Agreement, as amended, embodies the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter thereof and supersedes all prior agreements and understandings among such parties with respect to the subject matters thereof.

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IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, WHETHER VERBAL OR WRITTEN, OR ACTIONS OF EITHER PARTY.

IN WITNESS WHEREOF, the parties have executed this Sixth Addendum as of the day and year first above written.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Rebecca Gibson
Rebecca Gibson, Vice President

BORROWER:

CANCER GENETICS, INC.

By:	/s/ Panna L. Sharma
Panna Sharma, President & CEO

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Wells Fargo Bank, National Association	Revolving Line of Credit Note

$6,000,000.00	Des Moines, Iowa
June 6, 2011

FOR VALUE RECEIVED, CANCER GENETICS, INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), at its office at 666 Walnut Street, Des Moines, Iowa, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of SIX MILLION AND 00/100 DOLLARS ($6,000,000.00) or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Iowa are authorized or required by law to close and further, includes only those days on which dealings in U.S. dollar deposits are carried on in the London interbank market.

(b) “Daily One Month LIBOR” means for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(c) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1) month, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(d) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for One (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable term of this Note.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be one and three quarters percent (1.75%) above the Daily One Month LIBOR Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one and three quarters percent (1.75%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Daily One Month LIBOR Rate, each change in the interest rate shall become effective each Business Day that the Bank determines that the Daily One Month LIBOR Rate has changed. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR for a Fixed Rate Term, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a new Fixed Rate Terms designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Daily One Month LIBOR Rate, Borrower may at any time convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select an interest rate determined in relation to the Daily One Month LIBOR Rate or a Fixed Rate Term for all or a portion of the outstanding principal balance hereof, and at the each of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection for a Fixed Rate Term, the length of the applicable Fixed Rate term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection for a Fixed Rate Term, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Daily One Month LIBOR Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, beginning June 30, 2011.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay his outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for the Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on July 31, 2012.

(b) Application of Payments. Each payment made on this Note shall be credited first, to any fees and expenses incurred by the Bank, second to interest then due and third, to the outstanding principal balance hereof. All payment credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Daily One Month LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time an in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

The Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. The Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum equal to two percent (2.00%) above the Daily One Month LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement between Borrower and Bank dated April 29, 2008, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by the Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. The Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Iowa.

(d) Acknowledgment. Borrower acknowledges receipt of a copy of this Note signed by Borrower.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

CANCER GENETICS, INC.

By:	/s/ Panna L. Sharma
Panna Sharma, President & CEO

WELLS FARGO	CORPORATE RESOLUTION: BORROWING

TO: WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”)

RESOLVED: That this corporation, Cancer Genetics, Inc., proposes to obtain credit from time to time, or has obtained credit, from Bank.

BE IT FURTHER RESOLVED, that any one of the following officers (use titles only):

President & Chief Executive Officer, Chief Financial Officer

of this corporation be and they are hereby authorized and empowered for and on behalf of and in the name of this corporation and as its corporate act and deed:

(a) To borrow money from Bank and to assume any liabilities of any other person or entity to Bank, in such form and on such terms and conditions as shall be agreed upon by those authorized above and Bank, and to sign and deliver to Bank such promissory notes and other evidences of indebtedness for money borrowed or advanced and/or for indebtedness assumed as Bank shall require; such promissory notes or other evidences of indebtedness may provide that advances be requested by telephone communication and by any officer, employee or agent of this corporation so long as the advances are deposited into any deposit account of this corporation with Bank; this corporation shall be bound to Bank by, and Bank may rely upon, any communication or act, including telephone communications, purporting to be done by any officer, employee or agent of this corporation provided that Bank believes, in good faith, that the same is done by such person.

(b) To contract for the issuance by Bank of letters of credit, to discount with Bank notes, acceptances and evidences of indebtedness payable to or due this corporation, to endorse the same and execute such contracts and instruments for repayment thereof to Bank as Bank shall require, and to enter into any swap, derivative, foreign exchange, hedge or other similar transaction or arrangement with or through Bank.

(c) To mortgage, encumber, pledge, convey, grant, assign or otherwise transfer all or any part of this corporation’s real or personal property for the purpose of securing the payment of any of the promissory notes, contracts, instruments and other evidences of indebtedness authorized hereby, and to execute and deliver to Bank such deeds of trust, mortgages, pledge agreements, security agreements and/or other related documents as Bank shall require.

(d) To perform all acts and to execute and deliver all documents described above and all other contracts and instruments which Bank deems necessary or convenient to accomplish the purposes of this resolution and/or to perfect or continue the rights, remedies and security interests to be given to Bank pursuant hereto, including without limitation, any modifications, renewals and/or extensions of any of this corporation’s obligations to Bank, however evidenced.

Loans made pursuant to a special resolution and loans made by offices of Bank other than the office to which this resolution is delivered shall be in addition to foregoing limitation.

BE IT FURTHER RESOLVED, that the authority hereby conferred is in addition to that conferred by any other resolution heretofore or hereafter delivered by this corporation to Bank and shall continue in full force and effect until Bank shall have received notice in writing, certified by the Secretary of this corporation, of the revocation hereof by a resolution duly adopted by the Board of Directors of this corporation. Any such revocation shall be effective only as to credit which is extended or committed by Bank, or actions which are taken by this corporation pursuant to the resolutions contained herein, subsequent to Bank’s receipt of such notice. The authority hereby conferred shall be deemed retroactive, and any and all acts authorized herein which were performed prior to the passage of this resolution are hereby approved and ratified.

SEE FOLLOWING PAGE FOR CERTIFICATION

WELLS FARGO	CERTIFICATE OF INCUMBENCY

TO: WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”)

The undersigned, Robert Camp, Secretary of Cancer Genetics, Inc., a corporation created and existing under the laws of Delaware, hereby certifies to Bank that: (a) the following named persons are duly elected officers of this corporation and presently hold the titles specified below; (b) said officers are authorized to act on behalf of this Corporation in transactions with Bank; and (c) the signature opposite each officer’s name is his or her true signature:

TITLE	NAME	SIGNATURE

President & Chief Executive Officer	Panna Sharma	/s/ Panna L. Sharma

Secretary	Robert Camp	/s/ Robert Camp

Chief Financial Officer	Elizabeth Czerepak	/s/ Elizabeth Czerepak

The undersigned further certifies that if any of the above-named officers change, or if, at any time, any of said officers are no longer authorized to act on behalf of this corporation in transactions with Bank, this corporation shall immediately provide to Bank a new Certificate of Incumbency. Bank is hereby authorized to rely on this Certificate of Incumbency until a new Certificate of Incumbency certified by the Secretary of this corporation is received by Bank.

IN TESTIMONY WHEREOF, I have hereunto set my hand, and if required by Bank affixed the corporate seal of said corporation, as of June 21, 2011.

/s/ Robert Camp
Robert Camp, Secretary

(SEAL)

CERTIFICATION

I, Robert Camp, Secretary of Cancer Genetics, Inc., a corporation created and existing under the laws of Delaware, do hereby certify and declare that the foregoing is a full, true and correct copy of the resolutions duly passed and adopted by the Board of Directors of said corporation, by written consent of all Directors of said corporation or at a meeting of said Board duly and regularly called, noticed and held on February 8, 2011, at which meeting a quorum of the Board of Directors was present and voted in favor of said resolutions; that said resolutions are now in full force and effect; that there is no provision in the Articles of Incorporation or Bylaws of said corporation, or any shareholder agreement, limiting the power of the Board of Directors of said corporation to pass the foregoing resolutions and that such resolutions are in conformity with the provisions of such Articles of Incorporation and Bylaws; and that no approval by the shareholders of, or of the outstanding shares of, said corporation is required with respect to the matters which are the subject of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand, and if required by Bank affixed the corporate seal of said corporation, as of June 21, 2011.

/s/ Robert Camp

Robert Camp, Secretary

(SEAL)